Exhibit 10.4

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is made at Mumbai this 6th day December, 2019

BETWEEN

Reachnet Cable Services Pvt. Ltd. having its registered office at Crescent Towers, 1st Floor, 229, A.J.C Bose Road, Kolkatta 700 020 (“Seller”) (which expression shall, unless repugnant to the context or meaning thereof, mean and include its subsidiaries, group companies, parent company, successors, permitted joint venture companies and/or permitted assigns) of the ONE Part;

AND

Lituus Technologies Pvt. Ltd. having its registered office at A-21, 1st Floor, Ghanshyam Industrial Estate, Off Veera Desai Road, Andheri West, Mumbai - 400053 (“Buyer”) (which expression shall, unless repugnant to the context or meaning thereof, mean and include its subsidiaries, group companies, parent company, successors and/or permitted assigns) of the OTHER Part.

WHEREAS:

A. The Parties have entered into an Agreement to Acquire Customer List dated 20th June 2019 on such terms and conditions as more specifically stated therein.

B. Pursuant to the said Agreement, the Buyer carried out Due Diligence of the Seller’s Asset and have arrived at certain additional mutually agreed terms and conditions.

C. The Parties are now desirous of recording these terms and conditions which are recorded hereinafter.

NOW THIS SUPPLEMENTAL AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	The recitals contained above form an integral and operative part of this Agreement as if the same are incorporated herein in verbatim.

2.	The Seller agrees to transfer all of its customer base (present as on 1 April 2019 and future), the consolidated list of which is annexed hereto as Annexure 1.

3.	The Seller also agrees and confirms that the income accrued and/or received from the Asset till date shall now, on signing of this agreement, accrue to the Buyer with effect from 1 April 2019.

4.	Both the parties confirm that all the terms and conditions are binding and operational from 1 April 2019 and are conditional which would complete only on satisfaction of the condition subsequent or latest by 31 March 2020.

5.	The Seller confirms that, upon signing of this agreement, the customer base and its corresponding income would be reserved and committed for the Buyer and be effectively transferred from the Seller to the Buyer on satisfaction of the condition subsequent.

6.	Both the parties have agreed to the condition subsequent as under:

a.	The total number of customers/subscribers of the Seller shall increase from the current 1.49 million to 2 million by 29th February 2020;

b.	The appointment of key management of Seller i.e. Mr. Jagjit Singh Kohli on the Board of Directors of the Buyer.

7.	Upon satisfaction of the Conditions Subsequent as stated above Seller shall transfer the monies accrued and received or receivable from customers/subscribers as-it-is with retrospective effect from 1 April 2019, and the Buyer shall make payment of Customer Acquisition Cost to the Seller.

8.	Post effective transfer, the Buyer confirms that it would be responsible for scalability of the customer base whereas the Seller confirms that it would be responsible for ensuring the retention of the customer base, with an exception of 15% variation.

9.	The parties hereto acknowledge and agree that the failure to satisfy the Condition Subsequent shall be breach of the Agreement dated 20th June 2019 and this Supplementary Agreement and the same shall rescind automatically in such circumstances. In these circumstances, the income so received by Seller shall be considered as received in its own right and the arrangement shall be deemed to have never existed ab initio.

10.	The Seller would be responsible for performance and management of services for its cable business. The assignment of right from Seller to Buyer is limited to receiving income attributable to customer base.

11.	On an ongoing basis, the Buyer has permitted the Seller to collect income on its behalf and to retain 61% of the gross revenue towards network support and cable services.

12.	Upon execution of this agreement, Buyer shall have free and unencumbered right of access to the Asset.

13.	Upon execution of this agreement, Buyer shall be free to prepare the revenue statement as it would appear on the basis of this committed arrangement.

14.	This Agreement is to be read in conjunction with the Agreement to Acquire Customer List dated 20th June 2019.

15.	It is agreed that in case of any dispute between the parties arising out of the implementation of this agreement or in respect of the implementation of the terms and conditions of this agreement, the same shall be referred to sole arbitration under the provisions of Arbitration and Conciliation Act, 1996.

IN WITNESS WHEREOF the parties hereto have set and subscribed their respective hands to these presents on the day and year first hereinabove written.

SIGNED AND DELIVERED by	)
the within-named Lituus	)
Technologies Pvt. Ltd.	)
through its authorized signatory	)
Mr. Nimish Pandya	)
In the presence of:	)	For Lituus Technologies Private Limited
	)	Authorized Signatory/Director
1. /s/ Hanish Talsania	)	/s/ Nimish Pandya
)
)
2. /s/ Pratik Gandhi	)

SIGNED AND DELIVERED by	)
the within-named Reachnet	)
Cable Services Pvt. Ltd.	)
through its authorized signatory	)	For Reachnet Cable Services Pvt. Ltd.
Mr. Aravindan Nair	)	Authorized Signatory/Director
In the presence of:	)	/s/ Aravindan Nair
)
1. /s/ Hanish Talsania	)
)
)
2. /s/ Pratik Gandhi	)

Reachnet Cable Services Pvt. Ltd.

And

Lituus Technologies Pvt. Ltd.

SUPPLEMENTAL AGREEMENT DATED
6th December 2019

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